CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Malvern Funds of our reports dated November 15, 2018, relating to the financial statements and financial highlights, which appear in Vanguard Capital Value Fund, Vanguard U.S. Value Fund, Vanguard Short-Term Inflation-Protected Securities Index Fund, Vanguard Institutional Short-Term Bond Fund, Vanguard Institutional Intermediate-Term Bond Fund, Vanguard Core Bond Fund and Vanguard Emerging Markets Bond Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 23, 2019